Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 11, 2005 and March 8, 2004, with respect to: (i) the consolidated financial statements of Homebase Acquisition, LLC for the years ended December 31, 2004 and 2003; and (ii) the combined financial statements of Illinois Consolidated Telephone Company and Related Business (as predecessor company to Homebase Acquisition, LLC) as of and for the year ended December 30, 2002, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-121086) and related Prospectus of Consolidated Communications Illinois Holdings, Inc. for the registration of          shares of its Class A common stock.

/s/ Ernst & Young LLP

Chicago, Illinois
March 28, 2005